UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

ARIAD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36172	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 494-0400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On December 22, 2014, ARIAD Pharmaceuticals, Inc. (“ARIAD”) and Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) entered into a Collaboration Agreement (the “Collaboration Agreement”) for Otsuka to commercialize ARIAD’s Iclusig® (ponatinib) in Japan and nine other Asian countries (collectively, the “Territory”) and to fund future clinical trials in those countries.

ARIAD will lead the completion of the Japanese New Drug Application (“NDA”) for Iclusig, and Otsuka will file the NDA on behalf of both companies for regulatory approval in resistant and intolerant chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ALL), which is planned to occur in 2015. Iclusig is an approved BCR-ABL inhibitor in the United States, Europe and Australia.

Under the terms of the Collaboration Agreement, Otsuka will have an exclusive license to market Iclusig in the Territory and to perform certain development activities, at its expense. Otsuka will have exclusive commercial rights to Iclusig and will promote it as its sole tyrosine kinase inhibitor in the Territory. In addition, Otsuka will purchase Iclusig from ARIAD in bulk form, or potentially in final packaged form for certain countries, in dosage strengths approved in the Territory. The countries that are included in the Collaboration Agreement are Japan, China, South Korea, Indonesia, Malaysia, the Philippines, Singapore, Taiwan, Thailand and Vietnam.

In consideration for the exclusive license and other rights contained in the agreement, Otsuka has agreed to make an upfront payment of $77.5 million to ARIAD, a milestone payment upon regulatory approval in Japan for patients with resistant and intolerant Philadelphia-positive leukemias, and additional milestone payments for approval in other indications. ARIAD will also be entitled to receive royalties and other payments representing a substantial share of net product sales. Following approvals in the Territory, Otsuka will conduct sales activities and record sales.

ARIAD has agreed to continue to fund the completion of its ongoing pivotal trial of Iclusig that will form the basis of the filing for regulatory approval in Japan, while Otsuka has agreed to fund additional agreed-upon clinical studies in the Territory. For ARIAD-sponsored global studies that include sites in Japan, Otsuka has the option to contribute to the funding and gain access to the data for use in the Territory.

Unless terminated earlier, the Collaboration Agreement has a term that continues until the later of (x) the expiration of all royalty obligations in the Territory, or (y) the last sale by Otsuka or its sublicensees of a product in the Territory under approvals obtained under the agreement. The Collaboration Agreement may be terminated (i) by either party based on insolvency or uncured breach by the other party or an unresolved, extended force majeure event affecting the other party, (ii) by Otsuka at its discretion on 180 days prior written notice, or (iii) by ARIAD upon the failure of Otsuka to submit an application for marketing authorization or launch Iclusig in Japan within specified dates, assuming such failure is not due to ARIAD’s failure to meet certain obligations, or other reasons beyond Otsuka’s control.

ARIAD and Otsuka will establish a joint development and commercialization committee (“JDCC”) to oversee clinical development and commercialization of Iclusig in the Territory, including approval of any development or commercialization plans. Each party has ultimate decision making authority with respect to a specified limited set of issues, and for all other issues, the matter must be resolved by consensus or by an expedited arbitration process.

The foregoing description of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which ARIAD intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2014. A copy of the press release announcing the Collaboration Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d) The following exhibits are filed with this report:

Exhibit Number	Description

99.1	Press Release dated December 23, 2014.

THE PRESS RELEASE CONTAINS HYPERTEXT LINKS TO INFORMATION ON OUR WEBSITE AND/OR OTHER WEBSITES. THE INFORMATION ON OUR WEBSITE AND ANY OTHER WEBSITE IS NOT INCORPORATED BY REFERENCE INTO THIS CURRENT REPORT ON FORM 8-K AND DOES NOT CONSTITUTE A PART OF THIS FORM 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer

Date: December 30, 2014

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